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                                                                   EXHIBIT 10.36


                        THE DUN & BRADSTREET CORPORATION
                               CASH INCENTIVE PLAN

1.      PURPOSE OF THE PLAN

                The purpose of the Plan is to advance the interests of the Company and its stockholders by providing incentives in the form of periodic cash bonus awards to certain management employees of the Company and its Affiliates, thereby motivating such employees to attain performance goals articulated under the Plan.

2.      DEFINITIONS

                The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

                (a) Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

                (b) Affiliate: With respect to the Company, any entity directly or indirectly controlling, controlled by , or under common control with, the Company or any other entity designated by the Board in which the Company or an Affiliate has an interest.

                (c) Award: A periodic cash bonus award granted pursuant to the Plan.

                (d) Beneficial Owner: As such term is defined in Rule 13d-3 under the Act (or any successor rule thereto).

                (e)     Board: The Board of Directors of the Company.

                (f) Change in Control: The occurrence of any of the following events:

                        (i) any "Person" as such term is used in Section 13(d) and 14(d) of the Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities;

                        (ii) during any period of twenty-four months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than (A) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 2(e)(i), (iii) or (iv) of the Plan, (B) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or


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                        (C) a director designated by any Person who is the
                        Beneficial Owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company's securities) whose election by the Board or nomination for election by the Company's stockholders was approved in advance by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

                        (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) after which no Person would hold 20% or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

                        (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                (g) Code: The internal Revenue Code of 1986, as amended, or any successor thereto.

                (h) Committee: The Compensation and Benefits Committee of the Board, or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.

                (i)     Company: The Dun & Bradstreet Corporation.

                (j) Effective Date: The date on which the Plan takes effect, as defined pursuant to Section 13 of the Plan.

                (k) Participant: An employee of the Company or any of its Affiliates who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.

                (l) Performance Period: The calendar year or any other period that the Committee, in its sole discretion, may determine.

                (m) Person: As such term is used for purposes of Section 13(d) or 14(d) of the Act or any successor sections thereto.


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                (n)     Plan: The Dun & Bradstreet Corporation Cash Incentive
                        Plan.

                (o) Shares: Shares of common stock, par value $0.01 per Share, of the Company.

                (p)     Subsidiary: A subsidiary corporation, as defined in
                        Section 424(f) of the Code (or any successor section thereto).

3.      ADMINISTRATION

                The Plan shall be administered by the Committee or such other persons designated by the Board. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made and the Performance Period to which they relate, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan; provided, however, that any action permitted to be taken by the Committee may be taken by the Board, in its discretion. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated. The Committee shall have the right to deduct from any payment made under the Plan any federal, state, local or foreign income or other taxes required by law to be withheld with respect to such payment. The Committee may delegate to one or more employees of the Company or any of its Subsidiaries the authority to take actions on its behalf pursuant to the Plan.

4.      ELIGIBILITY AND PARTICIPATION

                The Committee shall designate, from employees recommended by Company management, those persons who shall be Participants for each Performance Period. Participants shall be selected from among the employees of the Company and any of its Subsidiaries who are in a position to have a material impact on the results of the operations of the Company or of one or more of its Subsidiaries. The designation of Participants may be made individually or by groups or classifications of employees, as the Committee deems appropriate.

5.      AWARDS

                (a) Performance Goals. A Participant's Award shall be determined based on the attainment of written performance goals recommended by the Chief Executive Officer and approved by the Committee for a Performance Period established by the Committee. The performance goals shall be based on criteria which may or may not be objective. Objective criteria


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                        include, but are not limited to, the following: (i)
                        earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization);
                        (ii) net income; (iii) operating income; (iv) earnings per Share; (v) book value per Share; (vi) return on stockholders' equity; (vii) expense management (viii) return on investment before or after the cost of capital; (iv) improvements in capital structure; (x) profitability of an identifiable business unit or product; (xi) maintenance or improvement of profit margins (xii) stock price; (xiii) market share; (xiv) revenues or sales; (xv) costs; (xvi) cash flow; (xvii) working capital (xviii) return on assets; (xix) economic value added; (xx) customer satisfaction; (xxi) changes in net assets (whether or not multiplied by a constant percentage intended to represent the cost of capital) and (xxii) employee satisfaction. The foregoing criteria may relate to the Company, one or more of its Subsidiaries or one or more of its divisions, units, partnerships, joint ventures or minority investments, product lines or products or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies of indices, or any combination thereof, all as the Committee shall determine. In addition, the performance goals may be calculated without regard to extraordinary items or accounting changes.

                (b) Payment. The amount of the Award actually paid to a given Participant may be less or more than the amount determined by the applicable performance goal formula, at the discretion of the Chief Executive Officer. The amount of the Award determined by the Committee for a Performance Period shall be paid to the participant at such time as determined by the Committee in its sole discretion after the end of such Performance Period.

                (c) Termination of Employment. If a Participant dies, retires, is assigned to a different position or is granted a leave of absence, or if the Participant's employment is otherwise terminated (except with cause by the Company, as determined by the Committee in its sole discretion) during a Performance Period, a pro rata share of the Participant's award based on the period of actual participation may, at the Committee's or the Chief Executive Officer's discretion, be paid to the Participant after the end of the Performance Period if it would have become earned and payable had the Participant's employment status not changed.

6.      AMENDMENTS OR TERMINATION

                The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would diminish any of the rights under any Award theretofore granted to a Participant under the Plan without such Participant's consent; provided, however, that the Board or the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws. Notwithstanding anything to the contrary herein, the Board or the


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Committee may not amend, alter or discontinue the provisions relating to Section
10(b) of the Plan after the occurrence of a Change in Control.

7.      NO RIGHT TO EMPLOYMENT

                Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any Subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company and its Subsidiaries.

8.      NONTRANSFERABILITY OF AWARDS

                An Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution.

9.      REDUCTION OF AWARDS

                Notwithstanding anything to the contrary herein, the Committee or the Chief Executive Officer, in its, his or her sole discretion (but subject to applicable law), may reduce any amounts payable to any Participant hereunder in order to satisfy any liabilities owed to the Company or any of its Subsidiaries by the Participant.

10.     ADJUSTMENTS UPON CERTAIN EVENTS

                (a) Generally. In the event of any change in the outstanding Shares by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to stockholders of Shares other than regular cash dividends or any similar transaction to the foregoing, the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, as to any affected terms of outstanding Awards.

                (b) Change in Control. In the event that (i) a Participant's employment is actually or constructively terminated during a given Performance Period (the "Affected Performance Period") and (ii) a Change in Control shall have occurred within the 365 days immediately preceding the date of such termination, then such Participant shall receive, promptly after the date of such termination, an Award for the Affected Performance Period as if the performance goals for such Performance Period had been achieved at 100%.

11.     MISCELLANEOUS PROVISIONS

                The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of the Subsidiaries (in which case payment shall be made by such Subsidiary, as appropriate). The Company shall not be


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required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants' rights to the payment hereunder shall be no greater than the rights of the Company's (or Subsidiary's) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.

12.     CHOICE OF LAW

                The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.

13.     EFFECTIVENESS OF THE PLAN

                The Plan shall be effective as of October 18, 2000.